Exhibit 10.1

EQUITY OFFICE PROPERTIES TRUST
SHARE APPRECIATION RIGHTS AGREEMENT

     This SHARE APPRECIATION RIGHTS AGREEMENT (the “Agreement”), is entered into this 20th day of September, 2004, between Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), and Jan H. W. R. van der Vlist (the “Grantee”).

W I T N E S S E T H:

     WHEREAS, the Board of Trustees of the Company has agreed to award Grantee, in partial consideration for his service as a Trustee, the share appreciation rights (“SARs”) relating to the common shares of beneficial interest of the Company, par value of $.01 per share (“Shares”), and

     WHEREAS, such award shall be made pursuant to the Equity Office Properties Trust 1997 Share Option and Share Award Plan, as amended, in lieu of option and restricted share grants otherwise payable for such services;

     NOW, THEREFORE, in partial consideration of the foregoing described services, and the promises and mutual covenants set forth in this Agreement, the Company and Grantee hereby agree as follows:

     1. Grant of SARs. Subject to the terms and conditions provided in this Agreement, the Company hereby grants to the Grantee SARs, comprised of 5,252 option share appreciation rights (“Option SARs”) and 1,395 restricted share appreciation rights (“Restricted SARs”).

     2. Term of SARs.

(a)	Except as provided below, the term of the SARs shall be for a period of ten (10) years beginning as of June 15, 2003 (the “Deemed Grant Date”) and ending on June 15, 2013 (the “Expiration Date”).

(i)	If the Grantee’s Service (as defined in this paragraph) terminates for cause, the SARs shall expire immediately and all rights to exercise the SARs shall cease. Termination for cause shall be determined by the Compensation Committee of the Company’s Board of Trustees (the “Committee”) in its discretion. For purposes of this Agreement, “Service” means service with the Company as a trustee and Grantee’s Service shall continue until he is no longer a trustee of the Company.

(ii)	If the Grantee’s Service terminates, including by way of resignation (whether or not at the request of Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen, a stichting formed according to the laws of the Kingdom of The Netherlands (“PGGM”)), other than:

(A)	for cause;

(B)	because of the Grantee’s death or permanent and total disability (within the meaning of Section 22(e)(e) of the Internal Revenue Code of 1986, as amended);

(C)	in connection with the Trustee’s failure to be re-elected to the Company’s Board of Trustees (other than in connection with a failure caused by PGGM’s decision to select a candidate other than the Grantee for the Company’s Board of Trustees); or

(D)	following a “Change in Control” of the Company (defined below),

no additional SARs shall become exercisable, as determined below in Paragraph 4, after the date such Service terminates, and the SARs shall expire three (3) months after the date of termination of the Grantee’s Service. As of the effective date of the termination of Service and thereafter, the Grantee shall be allowed to exercise the SARs which are exercisable as of the date of the termination, but only if the Grantee has satisfied any outstanding debts or liabilities to the Company and has returned all Company property in his possession. All SARs which are not exercisable on the effective date of termination of Service shall immediately terminate on the effective date of termination of Service.

(iii)	If the Grantee’s Service terminates because of his death, the SARs shall be exercisable in full and shall expire twelve (12) months after the date of the Grantee’s death and shall be exercisable by the person or persons to whom the SARs pass by will or by the laws of descent and distribution in accordance with Paragraph 6 below.

(iv)	If the Grantee’s Service terminates because of his permanent and total disability (within the meaning of Section 22(e)(e) of the Internal Revenue Code of 1986, as amended), in connection with the Grantee’s failure to be re-elected to the Company’s Board of Trustees (other than a failure caused by PGGM’s decision to select a candidate other than the Grantee for the Company’s Board of

Trustees), or following a Change in Control of the Company, the SARs shall be immediately exercisable in full and shall expire on the Expiration Date.

(b)	Notwithstanding the foregoing provisions, the Committee may provide, at any time before the Expiration Date, that the SARs shall not expire prior to the date they would otherwise expire under this paragraph, and may provide, in connection therewith,

(i)	the date or event that will cause the SARs to expire (or that the SARs will expire on the Expiration Date); and/or

(ii)	the extent to which the SARs shall continue to become exercisable.

Notwithstanding the foregoing, in no event shall the SARs be exercisable later than the Expiration Date, and all rights to exercise the SARs shall cease as of the Expiration Date or its earlier expiration as provided herein.

(c)	For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon:

(i) the acquisition by any entity, person or group of more than fifty percent (50%) of the outstanding Shares from the holders thereof;

(ii) a merger or consolidation of the Company with one or more other entities as a result of which the ultimate holders of outstanding Shares immediately prior to such merger hold less than fifty percent (50%) of the shares of beneficial ownership of the surviving or resulting corporation; or

(iii) a direct or indirect transfer of substantially all of the property of the Company other than to an entity of which the Company directly or indirectly owns at least fifty percent (50%) of the shares of beneficial ownership.

     3. Exercise Price. The exercise price per each Option SAR shall be $26.89, subject to adjustment as provided below in Paragraph 5.

     4. Exercise of SARs.

(a)	The Option SARs shall be exercisable in accordance with the following schedule. The Grantee may exercise all or part of:

(i)	one-third (1/3) of the Option SARs (rounded to the nearest whole SAR) on or after six (6) months from the Deemed Grant Date;

(ii)	an additional one-third (1/3) of the entire Option SARs grant hereunder (rounded to the nearest whole SAR) on or after the first anniversary of the Deemed Grant Date; and

(iii)	the remaining Option SARs on or after the second anniversary of the Deemed Grant Date.

Notwithstanding the foregoing, in no event, however, may the Grantee exercise any of the SARs later than the Expiration Date (as provided above in Paragraph 2) or during any period during which executives or Trustees are prohibited from trading Company securities.

(b)	The Restricted SARs shall be exercisable in accordance with the following schedule. The Grantee may exercise all or part of:

(i)	one-fifth (1/5) of the Restricted SARs (rounded to the nearest whole SAR) on an after the first anniversary of the Deemed Grant Date; and

(ii)	an additional one-fifth (1/5) of the initial Restricted SARs grant made hereunder (rounded to the nearest whole SAR) on or after the second and each subsequent anniversary of the Deemed Grant Date.

(c)	The Grantee or such other person entitled to exercise the SARs (as described below in Paragraph 6) may exercise the SARs by providing written notice thereof prior to the Expiration Date to the Company’s Chief Legal Counsel at the address provided in Paragraph 11, or to such other person or location designated by the Company’s Chief Legal Counsel. Such written notice shall state that the SARs are being exercised thereby, the number of Option SARs and/or Restricted SARs being exercised, and shall be signed by the person or persons exercising the SARs.

If the SARs are exercised by any person or entity other than the Grantee, such written notice and payment must also be accompanied by appropriate proof of the right of such person or entity to exercise the SARs.

As soon as practicable following its receipt of sufficient written notice and any other required documentation, the individual exercising the SARs shall receive from the Company in cash an amount equal to (i) the positive difference between the Fair Market Value (as defined below) of a Share on the exercise date and the exercise price, multiplied by the number of

Option SARs being exercised, and (ii) the Fair Market Value (as defined below) of a share on the exercise date, multiplied by the number of Restricted SARs being exercised.

(d)	For purposes of this Agreement, “Fair Market Value” means the closing price paid for a Share on the New York Stock Exchange on the first trading day immediately preceding the date for which Fair Market Value is being determined.

     5. Adjustment to Number of Shares Subject to the SARs. In the event of any change in the number of outstanding Shares by reason of any Share dividend, split, recapitalization, merger, consolidation, combination, exchange of Shares or other similar corporate change which affects the capital structure of the Company, the aggregate number and kind of Shares to which the SARs relate shall be proportionately adjusted by the Company’s Board of Trustees, and the terms of this Agreement may be adjusted by the Company’s Board of Trustees in such manner as it deems equitable.

     6. Transfer Restrictions. The SARs may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, nor subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the SARs contrary to the provisions of this Agreement, and the levy of any execution, attachment or similar process upon the SARs, shall be null and void and without effect. Notwithstanding the foregoing, the SARs may be transferred: (i) by will or the laws of descent and distribution; or (ii) by the Grantee to PGGM.

     7. Withholding Taxes. To the extent that the Company is required to withhold taxes with respect to the payment of dividends or exercise of the SAR by the Grantee, payment of part or all of the required withholding taxes may be satisfied as follows:

(i)	the Company may withhold from amounts payable to the Grantee as compensation or otherwise an amount necessary to satisfy all withholding tax requirements; or

(ii)	the Grantee may remit to the Company an amount sufficient to satisfy payment.

     8. Source Allocation of Taxable Income. For U.S. federal income tax purposes, the Company agrees to characterize any income realized by the Grantee in connection with or upon the exercise of the SARs pursuant to this Agreement as partly from sources within the United States and partly from sources without the United States in accordance with the Grantee’s reasonable estimate of the actual location of the performance of Grantee’s Service; provided, however, that the Company shall have no obligation to observe such allocation if the Company determines that such allocation is not reasonably supportable based upon the available facts. Subject to the proviso in the preceding sentence, unless and until the Grantee has delivered to the Company an Allocation Change Notice (as defined below), the Company, based upon Grantee’s statements to the Company as to the location of the performance of Grantee’s Service, shall treat twenty-five percent (25%) of any income realized by the Grantee upon the exercise of the SARs as income from sources within the United States and seventy-five percent (75%) of such income as income from sources without the United States (the “Initial Allocation”). An “Allocation Change Notice” means a written notice provided by Grantee to the Company in accordance with the notice provisions set forth in this Agreement with respect to any calendar year prior to or during which the Grantee exercised any SARs under this Agreement that advises the Company of any change in circumstances related to the actual location of the performance of the Grantee’s Service that would result in a different allocation of income that is from sources within the United States than provided in the Initial Allocation. The Grantee covenants and agrees that Grantee will provide an Allocation Change Notice to the Company with respect to any calendar year during which such change in circumstances occurs or is expected to occur.

     9. Service Rights of Grantee. This Agreement shall not constitute a contract of continued Service, and the grant of the SARs to the Grantee does not confer upon the Grantee the right to be retained in the Service of the Company.

     10. Shareholder Rights. The Grantee or other person or entity exercising the SARs shall have no rights as a shareholder of record of the Company with respect to the Shares to which the SARs relate except for the right to receive dividends, if and when declared by the Board of Trustees.

     11. Compliance. At all times during the term of the SARs, the Company shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of the Company’s Chief Legal Counsel, shall be applicable thereto.

     12. Notices. All notices under this Agreement shall be in writing and shall be sent by registered or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Company shall be sent to the following address:

Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attention: Chief Legal Counsel

     All notices to the Grantee shall be sent to the Grantee’s last known address.

     Any such written notice or communication given by mail shall be deemed to have been given two (2) business days after the date so mailed, and such written notice or communication given by an overnight delivery service shall be deemed to have been given one (1) business day after the date so sent.

     13. Interpretation. The interpretation and construction by the Committee of any terms or conditions of this Agreement or other matters related to this Agreement shall be final and conclusive.

     14. Enforceability. This Agreement shall be binding upon the Grantee and his estate, assignee, transferee, personal representative and beneficiaries.

     IN WITNESS WHEREOF, each of the undersigned have executed this Agreement as of the day and year first written above.

EQUITY OFFICE PROPERTIES TRUST
By:	/s/ Stanley M. Stevens
Stanley M. Stevens
Its:	Executive Vice President

GRANTEE:
/s/ Jan H. W. R. van der Vlist
Jan H. W. R. van der Vlist